Exhibit 14

Adopted September 2005

TOYS “R” US, INC. CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL

OFFICERS CODE OF ETHICS

Toys “R” Us, Inc. (the “Company”) has a Code of Ethical Standards and Business Practices and Conduct (the “Code”) applicable to all directors and salaried employees of the Company. The Company’s Chief Executive Officer (“CEO”) and senior financial officers are bound by the provisions of the Code. In addition, the CEO and senior financial officers are subject to the following additional specific policies requiring them to:

•	act with honesty and integrity and handle ethically any actual or apparent conflicts of interest between personal and professional relationships;

•	ensure that all reports and documents filed by the Company with the Securities and Exchange Commission, and any public communications by the Company, contain full, fair, accurate, timely and understandable disclosures;

•	comply with all applicable governmental laws, rules and regulations; and

•	promptly report violations of the Code or of these policies to the Board of Directors or the Company’s Confidential Ethics Hotline.

The Board of Directors will determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code or of these additional policies by the Company’s CEO and senior financial officers. Such actions will be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code and these additional policies.

CERTIFICATE OF COMPLIANCE WITH REQUIREMENTS OF CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS CODE OF ETHICS

I hereby certify that I have read and understand the Toys “R” Us, Inc. Chief Executive Officer and Senior Financial Officers Code of Ethics, dated September 2005, and certify that I have complied with, and that I will continue to comply with, such code, except as noted below. I also certify my understanding that any failure by me to comply with such code may result in disciplinary action against me, up to and including termination of my employment.

Signature:

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